                        UNITED MEDICORP, INC. AND SUBSIDIARIES



EXHIBIT 99.1 TO FORM 8-K


                        UNITED MEDICORP ANNOUNCES LOSS OF
              WASHINGTON HOSPITAL CENTER WOMEN'S SERVICES CONTRACT
               (WHC HOSPITAL BILLING CONTRACT TO BE RESTRUCTURED)

DALLAS, TEXAS--United Medicorp, Inc. (Dow Jones ticker symbol "UMCI") announced today that on July 28, 1999, it was notified by the Washington Hospital Center ("WHC") that claim transmissions from the Department of Women's Services will terminate effective October 1, 1999. Management estimates that UMC will continue to generate revenue from this contract through January 1, 2000 consistent with revenues generated on a monthly basis through June 30, 1999. Additionally, WHC management has verbally expressed that it intends to restructure the current Hospital Billing contract. WHC Women's Services' revenue accounted for approximately 1% and 7% of total consolidated revenue during 1998 and during the first two quarters of 1999, respectively. The WHC Hospital Billing contract accounted for approximately 52%, 36% and 53% of total consolidated revenues during 1997, 1998, and during the first two quarters of 1999, respectively.

Peter Seaman, Chairman and Chief Executive Officer, stated "We are disappointed that UMC will no longer be providing billing and follow-up services to WHC's Department of Women's Services. It is our understanding that this decision, as well as the decision to restructure the Hospital Billing contract, were related to cost reduction measures being taken throughout the hospital industry in response to declining reimbursement attributable to the Balanced Budget Act of 1997 and other factors. We are currently discussing various contract restructuring options with WHC related to the Hospital Billing contract, all of which will result in a significant revenue reduction. As a result of the above, combined with the loss of the Presbyterian Healthcare System collection service agreement announced on May 19, 1999, the Company is facing a significant reduction in revenues that will not be quantifiable until the terms of the restructured WHC Hospital Billing contract are finalized. We have begun to take cost reduction steps in an attempt to better position ourselves for this significant reduction in revenues and profit margins. We will continue to vigorously pursue new business; however, there can be no assurance that we will be able to close new business sufficient to ensure the survival of the Company."

Based in Dallas, Texas, United Medicorp, Inc., provides medical insurance claims processing, accounts receivable management, collection agency services to healthcare providers nationwide, interim staffing services to healthcare business offices, and behavioral healthcare services through Allied Health Options, Inc., a wholly owned subsidiary of UMC.





                                       2